                                                             EXHIBIT 99.27(d)(1)

NORTHSTAR LIFE                                            GROUP INSURANCE POLICY


Northstar Life Insurance Company  -  University Corporate Centre at Amherst
-  Suite 424  -  100 Corporate Parkway  -  Amherst, New York 14226







READ YOUR POLICY CAREFULLY

This group policy was issued to the policyholder on the issue date shown on the specifications page attached to this group policy. We promise to pay the benefits provided by this group policy, subject to the conditions, limitations and exceptions of this group policy. We make this promise and issue this group policy in consideration of the application for this group policy and the payment of the premiums.

FREE LOOK

It is important to us that you are satisfied with this group policy after it is issued. If you are not satisfied with this group policy you may return it to us or our agent within 10 days after you receive it. Any premiums paid during the 10-day free look period will be allocated to the money market sub-account. You may also cancel this group policy by delivering or mailing a written notice to Northstar Life Insurance Company (Northstar Life), University Corporate Centre at Amherst, Suite 424, 100 Corporate Parkway, Amherst, New York 14226 and returning the group policy before midnight of the 10th day after you receive this group policy. Notice given by mail and return of the group policy by mail are effective on being postmarked, properly addressed and postage prepaid. If you return the group policy, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid.


/s/ Dennis E. Prohofsky                                    /s/ Robert L. Senkler
Secretary                                                              President



FOR OPTION A, THE INITIAL DEATH BENEFIT FOR PERSONS INSURED UNDER THIS GROUP POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON EACH CERTIFICATE. FOR OPTION B, THE INITIAL DEATH BENEFIT FOR PERSONS INSURED UNDER THIS GROUP POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON EACH CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY. FOR OPTION B, THEREAFTER, THE DEATH BENEFIT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

THE ACCOUNT VALUES OF THE CERTIFICATES ISSUED UNDER THIS GROUP POLICY WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.


TABLE OF CONTENTS


Definitions....................................................2
General Information............................................3
Death Benefit..................................................4
Payment of Proceeds............................................5
Premiums.......................................................5
Group Policy Charges...........................................6
Separate Account...............................................7
Exchange Privilege.............................................9
Paid-Up Insurance Option.......................................9
Account Values.................................................9
Surrenders and Withdrawals....................................10
Reports.......................................................10
Loans.........................................................10
Termination...................................................11
Conversion Right..............................................12
Additional Information........................................13


VARIABLE GROUP UNIVERSAL LIFE INSURANCE POLICY  -  NONPARTICIPATING

96-19974                                                        Northstar Life 1

NORTHSTAR LIFE                                               SPECIFICATIONS PAGE
                                                                    GROUP POLICY


Northstar Life Insurance Company  -  University Corporate Centre at Amherst
-  Suite 424  -  100 Corporate Parkway  - Amherst, New York 14226


GENERAL INFORMATION

POLICYHOLDER:  [ABC COMPANY]               POLICY NUMBER:  [55000-G]

ELIGIBLE GROUP MEMBER

[An eligible group member is a person who is actively working at his or her employer's normal place of business at least 20 hours per week on the date he or she signs an application for coverage, and for 20 hours per week for each of the 4 week(s) immediately prior to the date his or her application for coverage (except retirees or other persons as designated) is approved by Northstar Life. All new employees of the employer or members of the labor union will be added to such groups or classes for which they become eligible.]

INSURANCE INFORMATION

Issue Date:       [05-01-01]
First Policy Anniversary:             [05-01-02]
Face Amount:                          [An employee may elect an amount
                                      of insurance of 1, 2, 3 or 4 times his or her annual earnings. Earnings for purposes of this provision shall mean the employee's basic rate of compensation not including commissions, overtime or premium pay, bonuses, or any other additional compensation.]

Minimum Face Amount:        [$   50,000]        Planned Premium:*   [$20.00]
Maximum Face Amount:        [$1,000,000]
Maximum Guaranteed Issue:** [$  100,000]
*    The Planned Premium is the premium set and paid on a periodic basis.
**   See details in this policy's application for qualifications.

Death Benefit Option: You have chosen the death benefit option [B] for all certificates issued under this policy. Option [B] is the [variable] death benefit option plan.

IRC Section 7702 Test applied is:   [Cash Value Accumulation Test]

The interest rate charged on loan principal, if any, will be [8%] per year. The loan interest crediting rate shall not be less than [6%] per year.

A certificate issued under this policy may end before the insured reaches age 95 if either (1) No premiums are paid after the initial premium; or (2) subsequent premiums are not sufficient to continue a certificate in force until that time. A certificate issued under this policy may not mature even if planned premiums are paid due to: changes in current cost of insurance and expense loads; changes in interest rates credited; changes in the investment performance of the funds in the separate account and; policy loans and withdrawals may be taken. Amounts greater than the Maximum Guaranteed Issue amount shown above or amounts requested after the initial enrollment period are not guaranteed. More premiums may be required than what was originally illustrated.

                                  PLAN CHARGES

                                            GUARANTEED MAXIMUM                  CURRENT
                                            ------------------                  -------
Percent of premium expense charge:          10.250%                             [5.250%]
Monthly administration charge:              $4.00                               [$4.00]
Withdrawal charge                           The lesser of $25 or 2%             [The lesser of $25 or 2%
                                            of the amount withdrawn.            of the amount withdrawn.]
Transfer Charge                             $10.00                              [$0.00]

OTHER BENEFITS AVAILABLE
------------------------
[Accidental Death & Dismemberment
Spouse Variable Group Universal Life
   Child Term Rider
   Amounts available for this rider are:          $ 4,000           with a monthly cost of $1.00]

PLEASE SEE THE REVERSE SIDE OF THIS SPECIFICATIONS PAGE FOR ACCOUNT AND SUB-ACCOUNT OPTIONS.
F.NS-47708 7-96

SEPARATE ACCOUNT
The Northstar Life Variable Universal Life Account.


ACCOUNT OPTIONS

[Guaranteed Account]

[The minimum guaranteed interest rate on the guaranteed account is 3%. There is no minimum guaranteed interest rate on the sub-account of the separate account.]

SUB-ACCOUNT OPTIONS:


[Advantus Money Market                    Fidelity VIP Equity-Income           Janus Aspen Int Grth - Srv Sh*
Advantus Mat Gov't Bond 2010              Advantus Value Stock                 Advantus International Stock
Advantus Mortgage Securities              Advantus Index 500                   Advantus Small Comp Growth
Advantus Bond                             Fidelity VIP Contrafund(R)           Advantus Micro-Cap Growth
Fidelity VIP High Income                  Advantus Growth                      Janus Aspen Cap App - Srv Sh*
Advantus Global Bond                      Advantus Index 400 Mid-Cap
Advantus Asset Allocation                 Advantus Small Co Value              * Invests in Aspen Series Service Shares]
Advantus Macro-Cap Value                  Advantus Capital Appreciation




















WE HAVE THE RIGHT TO CHANGE THE AMOUNT OF PLAN INTEREST CREDITED TO THE GUARANTEED ACCOUNT AND THE AMOUNT OF THE COST OF INSURANCE OR OTHER CHARGES WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED, OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

THE ACCOUNT VALUES OF THE CERTIFICATES ISSUED UNDER THIS POLICY WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON THE SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.

DEFINITIONS

ACCOUNT VALUE

The sum of the values under the separate account, the guaranteed account and the loan principal of a certificate. They are identified as the separate account value, the guaranteed account value, and the loan principal, respectively.

ACTIVELY AT WORK

To be actively at work for the purposes of this group policy, the eligible person must be currently working at the employer's normal place of business at least [20] hours a week. A person is not considered actively at work if not at work due to illness or injury. Unless otherwise specified in this group policy an insured must continue to meet the actively at work requirement as specified in this group policy for his or her coverage to remain in force.

AGE

Age at last birthday.

ASSOCIATED COMPANY

Any company which is a subsidiary or affiliate of the policyholder which is designated by the policyholder and agreed to by us to participate under this group policy.

CERTIFICATE ANNIVERSARY

The same day in each succeeding year as the certificate date.

CERTIFICATE DATE

The first day of the calendar month on or following a certificate's effective date of coverage. This is the date from which we determine certificate monthly anniversaries, certificate months and certificate years.

CERTIFICATE MONTH

A calendar month in which insurance is provided under a certificate of this group policy.

CERTIFICATE YEAR

A period of twelve consecutive months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under a certificate of this group policy.

ELIGIBLE INSURED

A person who meets the requirements on the specifications page attached to this group policy.

FACE AMOUNT

The face amount of insurance on the life of the insured as shown on the specifications page of the owner's certificate.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of Northstar Life other than those in the separate account or in other separate accounts established by us.

GROUP POLICY ANNIVERSARY

The same day and month in each succeeding year as the group policy date.

GROUP POLICY DATE

The first day of the calendar month on or following the issue date of the group policy.

GUARANTEED ACCOUNT

Assets other than the loan principal that are held in our general account and attributable to a certificate issued under this group policy, and others of its class.

GUARANTEED ACCOUNT VALUE

The sum of all net premiums and transfers allocated to the guaranteed account and interest and experience credits declared thereon, minus amounts transferred to the separate account or removed in connection with a withdrawal or loan and minus charges assessed against the guaranteed account value.

INSURED

An eligible insured who becomes insured under a certificate issued under this group policy.

ISSUE DATE

The date coverage under this group policy may become effective. The issue date is shown on the group policy specifications page attached to this group policy.

LAPSE

Termination of insurance coverage under a certificate due to non-payment of a premium during its grace period in an amount that, after the deduction of premium expense charges, is sufficient to cover the monthly deduction due at the time the notice was sent.

LOAN PRINCIPAL

The portion of the general account which is attributable to loans under certificates issued under this group policy and others of its class.

MONTHLY ANNIVERSARY

The same day of each succeeding month as the certificate date.

96-19974                                                        Northstar Life 2

NET CASH VALUE

The account value under a certificate issued under this group policy, less any outstanding loan principal and accrued loan interest charges and any charges over due, plus accrued loan interest credits. It is the amount an owner may obtain through surrender of that certificate. The cash surrender value of a certificate issued under this group policy will be determined as often as any certificate values vary, but at least monthly.

NET PREMIUM

The premium less premium expense charges deducted from the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on behalf of an owner.

OWNER

An owner of a certificate issued under this group policy.

PLANNED PREMIUM

A planned premium is a premium set and paid on a periodic basis. The amount of the planned premium is shown on the specifications page attached to the insured employee's certificate. The amount and frequency of the planned premium can be changed; however, the actual amount and frequency of premium payments will affect the account values and term of insurance.

POLICYHOLDER

The owner of this group policy as specified and identified on the specifications page attached to this group policy.

SEPARATE ACCOUNT

The separate investment account created by us to receive and invest net premiums received for a certificate issued under this group policy. The particular separate account for this group policy is the Northstar Life Variable Universal Life Account. We established this separate account for this class of policies under New York Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SEPARATE ACCOUNT VALUE

The sum of all sub-account values.

SUB-ACCOUNT

One or more sub-accounts constituting the separate account.

SUB-ACCOUNT VALUE

The current number of sub-account units credited to a certificate issued under this group policy multiplied by the current sub-account unit value.

UNIT

A measure of the owner's interest in a sub-account of the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Northstar Life Insurance Company.

YOU, YOUR

An employer who makes insurance under this group policy available to its eligible employees and is named as the policyholder on the specifications page attached to this group policy.

GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?

This group policy and your signed application attached to this group policy contain the entire contract between you and us. Any statements you make in your signed application will be considered representations and not warranties. Also, any statement you make will not be used to void this group policy nor will it be used in our defense if we refuse to pay a claim under this group policy unless the statement is contained in your signed application.

No change or waiver of any of the provisions of this group policy, or any certificate issued under it, will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of this group policy or of any certificate issued under it. The rights of the policyholder, owner, insured or beneficiary shall not be affected by any provision not contained in the group policy, riders or amendments thereto signed by the policyholder and Northstar Life.

WHEN DOES INSURANCE BECOME EFFECTIVE?

Insurance becomes effective on the date that all of the following conditions have been met:

         (1)      a prospective insured meets all eligibility requirements; and
         (2) if required, the owner applies for the insurance on forms which are approved by us; and
         (3) we are satisfied with the prospective insured's evidence of insurability, if we require evidence; and
         (4)      we receive the required premium.


96-19974                                                        Northstar Life 3

This effective date is shown on the specifications page attached to the owner's certificate.

MAY THIS GROUP POLICY BE AMENDED?

The consent of the owners and insureds is not required to amend this group policy or any certificate issued hereunder if the amendment concerns only administrative changes to this group policy. However, signed acceptance by owners or insureds is required for any amendment made after the effective date of this group policy which reduces or eliminates coverage for such owners or insureds and for which the owner or insured is making all required premium contributions. Any amendment will be without prejudice to any claim in connection with a loss sustained prior to the effective date of the amendment.

WHAT IS THE ACTIVELY AT WORK REQUIREMENT?

To be eligible to become insured or to receive an increase in the amount of insurance, the insured must be actively at work performing his or her customary duties at your normal place of business, or at other places your business requires the insured to travel.

If the insured is not actively at work on the date coverage would otherwise begin, or on the date an increase in his or her amount of insurance would otherwise be effective, he or she will not be eligible for the coverage or increase until the insured returns to active work. However, if the absence is on a non-work day, coverage will not be delayed provided the insured was actively at work on the work day immediately preceding the non-work day.

Except as otherwise provided for in this group policy, the insured is eligible to continue to be insured only while he or she remains actively at work.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

         (1) the amount of insurance requested is greater than the Maximum Guaranteed Issue amount shown on the specifications page attached to this group policy; or
         (2) the insurance is contributory and the employee does not enroll within [31 days] from the date he or she is first eligible; or
         (3) the insurance for which the employee previously enrolled did not go into effect or was terminated because the employee failed to make a required premium contribution; or
         (4) during a previous period of eligibility, the employee failed to submit evidence of insurability or that which was submitted was not satisfactory to us; or
         (5) [the employee is covered by an individual policy issued under the terms of the conversion privilege section, unless he or she cancels the individual policy without claim.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF THE DEATH BENEFIT?

[The amount of the death benefit depends on whether Option A or Option B is selected by you as the death benefit option under this group policy. Option A is a level death benefit. Option B is an increasing death benefit. The death benefit option selected by you will be the death benefit option for all certificates issued under this group policy. The death benefit option is shown on the insured's certificate specifications page and will not change.]

OPTION A - LEVEL DEATH BENEFIT

The amount of the death benefit for Option A is:

         (1) the greater of the face amount of insurance on the date of death or the minimum death benefit on the date of death; plus
         (2)      any premium received after the date of death; minus
         (3) any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

OPTION B - INCREASING DEATH BENEFIT

The amount of the death benefit for Option B is:

         (1) the greater of the face amount of insurance on the date of death plus the account value as of the date of death, or the minimum death benefit on the date of death; plus
         (2)      any premium received after the date of death; plus
         (3)      any accrued loan interest credits; minus
         (4) any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

We intend for each certificate under this group policy to qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. We reserve the right to increase the face amount of insurance, limit the amount of premium we will accept or refund cash value in order to maintain such qualification.

WHAT IS THE MINIMUM DEATH BENEFIT?

The minimum death benefit is an amount determined by us that is required to preserve the qualification of the certificate as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. The minimum death benefit is a percentage of the account value. The percentage depends on the test used in determining the qualification of life insurance. If the Cash Value Accumulation test is used, the percentage is identified in Table B (tobacco use as appropriate). If the Guideline Premium/Cash Value Corridor test is used, the percentage is identified in Table D. We reserve the right to change Table B.

CAN THE OWNER CHANGE THE DEATH BENEFIT OPTION?

[No.]

96-19974                                                        Northstar Life 4

WHAT IS THE FACE AMOUNT OF INSURANCE ON THE LIFE OF AN INSURED EMPLOYEE?

The face amount of insurance on the life of the insured employee is as shown on the specifications page of the owner's certificate.

MAY THE FACE AMOUNT OF INSURANCE CHANGE?

[Yes. The owner may apply at any time for a change through a written request in compliance with the limitations on the specifications pages attached to this group policy and to the certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured employee.

If a decrease in the current face amount is requested, we will grant the request. However, the amount of insurance may not be reduced to less than the Minimum Face Amount shown on the specifications page attached to this group policy. If following a decrease in face amount, the certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner's election), to the extent necessary to meet these requirements.]

WHEN WILL CHANGES IN THE FACE AMOUNT OF INSURANCE BECOME EFFECTIVE?

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between you and us.

[Decreases in the face amount of insurance are effective on the monthly certificate anniversary on or following receipt of the written request by us.] However, if the owner requests that the decrease become effective on a specified future date, we will make the decrease effective on the certificate monthly anniversary on or next following the date requested.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay the death benefit upon due proof of death, (typically a certified copy of the insured's death certificate), that the insured employee died while insured under this group policy.

We will pay interest on the death benefit from the date of the insured employee's death until the date of payment.

Interest shall be computed daily at an annual rate determined by us, but never less than [3%] per year compounded annually, and shall be added to and be a part of the total sum paid.

PAYMENT OF PROCEEDS

TO WHOM WILL WE PAY THE DEATH BENEFIT?

We will pay the death proceeds to the beneficiary or beneficiaries who are named in the owner's application unless the owner subsequently changes the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in the owner's last change of beneficiary request as provided for in this group policy.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

If a beneficiary dies before the insured employee, that beneficiary's interest in this group policy ends with that beneficiary's death. Only those beneficiaries who survive the insured employee will be eligible to share in the proceeds. If no beneficiary survives the insured employee, we will pay the proceeds according to the following order of priority:

         (1)      [the insured employee's lawful spouse, if living; otherwise
         (2)      the insured employee's natural or legally adopted child
                  (children) in equal shares, if living; otherwise
         (3)      the insured employee's parents in equal shares, if living;
                  otherwise
         (4)      the personal representative of the insured employee's estate.]

MAY THE OWNER CHANGE THE BENEFICIARY?

Yes. If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner's written request will be effective on the date it is signed by the owner, subject to its receipt in our home office.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner's request was so recorded.

CAN PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

The beneficiary can elect any of the settlement options offered by us at the time of the insured employee's death.

Upon the insured employee's death, if a settlement option other than lump sum payment has been requested, a guaranteed settlement illustration will be sent to the insured's beneficiary. This guaranteed settlement illustration will be based on the settlement option selected and the proceeds payable at the time of the insured employee's death. The annuity table utilized for the settlement options tables is the 1983 IAM - Table A.

Examples of the four available settlement options are shown as part of this group policy. The settlement option examples attached to this group policy are intended as generic examples of the available options and are not intended to be specific to the insured employee's coverage.

PREMIUMS

WHEN AND HOW OFTEN ARE PREMIUMS DUE?

A premium must be paid to put a certificate in force. This initial premium must be of an amount that, after the deduction of premium expense charges, will cover the first

96-19974                                                        Northstar Life 5
month's deductions. Premiums paid after the initial premium may be in any amount. A premium must be paid at such time when there is insufficient net cash value to pay the monthly deduction necessary to keep the certificate in force. Additional premium contributions are nonforfeitable after crediting.

IS THERE A GRACE PERIOD FOR THE PAYMENT OF PREMIUMS?

Certificates issued under this group policy have a 61-day grace period. The grace period will start on the day we mail the owner a notice of lapse. This will notify the owner that the certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deduction. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under the certificate is insufficient to cover the monthly deduction for that insured. The certificate of insurance will remain in effect during the 61-day grace period. If sufficient premium is not paid by the end of the grace period, the insured's coverage with insufficient net cash value will lapse at the end of that 61-day period. The grace period does not apply to the first premium payment.

WHAT IS THE AMOUNT OF THE DEATH BENEFIT DURING THE GRACE PERIOD?

The death benefit amount under the death benefit option in effect for a certificate at the time of the insured's death will be paid if death occurs during the grace period.

GROUP POLICY CHARGES

WHAT TYPE OF CHARGES ARE THERE UNDER THIS GROUP POLICY?

Charges under this group policy are those which we deduct from premium payments (premium expense charges) and those which we deduct from the account value of each certificate (account value charges).

WHAT CHARGES ARE DEDUCTED FROM PREMIUM PAYMENTS?

From premiums paid, we will deduct the following premium expense charges: (1) a sales charge; (2) a premium tax charge; and (3) a federal tax charge. The remaining amount, or net premium, will be allocated to the guaranteed account and/or sub-accounts of the separate account, as directed by the owner, and become part of the certificate's net cash value.

         (1) The sales charge is for distribution expenses. This sales charge shall not exceed [five] percent of each premium paid.
         (2) The premium tax charge is to compensate us for the premium tax we pay to state and local governments, and such other charges or expenses as we may incur with respect to this group policy, including guaranty fund assessments. This charge is currently [two] percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes and other charges or expenses. This premium tax charge shall not exceed [four] percent of each premium paid.
         (3) The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this group policy. The federal tax charge is [1.25] percent of each premium paid if the group policy is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and [0.25] percent if deemed a group contract under that Act.

WHAT CHARGES ARE DEDUCTED FROM THE ACCOUNT VALUE OF EACH CERTIFICATE?

From the net cash value of each certificate issued under this group policy, we will deduct a monthly deduction and any applicable transaction charges as account value charges. If the net cash value is insufficient to cover the account value charges, the certificate will lapse unless sufficient payment is received within the grace period.

The monthly deduction will be the sum of: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by rider. The monthly deduction will be deducted on the certificate date and on each succeeding certificate monthly anniversary.

         (1) The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this group policy. The maximum administration charge is [$4] per month.
         (2) The cost of insurance charge is for providing the death benefit under each certificate under this group policy. The charge is calculated by multiplying the net amount at risk (the net amount at risk for each certificate is the difference between the death benefit and the account value) under each certificate by a cost of insurance rate which varies with the insured's age and rate class. The rate is guaranteed not to exceed rates determined on the basis of the 1980 Commissioners Standard Ordinary, 75% male, age at last birthday mortality table (tobacco, non-tobacco or uni-tobacco as appropriate). The group policy charges described as Table A attached herein are maximum cost of insurance rates.
         (3) The charge for any additional benefits, if any, is for providing the coverages offered by rider(s).

Transaction charges are to compensate us for the administrative costs incurred in processing a transaction. Currently, a transaction charge applies to each withdrawal. The amount of the charge is the [lesser of $25 or two percent] of the amount withdrawn. We may also deduct a charge for any transfer of funds between the guaranteed account and the separate account or among the sub-accounts of the separate account. The amount charged will not exceed $10. Transaction charges will be deducted at the end of the day on which the transaction occurs.

Account value charges will be deducted from the guaranteed account value and the separate account value

96-19974                                                        Northstar Life 6
in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

HOW DO WE DETERMINE THE COST OF INSURANCE?

The cost of insurance on the life of an employee for a certificate month is equal to a rate multiplied by the net amount at risk for the certificate. The rate is based on the employee's age and rate class. The rate is subject to change, but will never exceed the maximums shown in Table A. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco, non-tobacco or uni-tobacco as appropriate. The calculation of the net amount at risk depends on the death benefit option in effect for a certificate as follows:

OPTION A - LEVEL DEATH BENEFIT

The net amount at risk is equal to:

         (1) the greater of the face amount of insurance or the minimum death benefit; minus
         (2) the account value immediately prior to the deduction of the cost of insurance.

OPTION B - INCREASING DEATH BENEFIT

The net amount at risk is equal to the greater of:

         (1)      the face amount of insurance; or
         (2) the minimum death benefit minus the account value immediately prior to the deduction of the cost of insurance.

MAY CHARGES BE ASSESSED AGAINST THE SEPARATE ACCOUNT ASSETS?

Yes. We reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

CAN CHARGES UNDER THIS GROUP POLICY CHANGE?

Yes. Changes in the sales charge, premium tax charge, federal tax charge, monthly administration charge, withdrawal charge, transfer charge and cost of insurance rate will be made by class and will be based on changes in future expectations of investment earnings, mortality, persistency and expenses. These charges will be reviewed annually to determine if any adjustments should be made and whenever the policy cost factors for new issues are changed.

SEPARATE ACCOUNT

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account in accordance with certain provisions of New York insurance law.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The purpose of the separate account is to hold assets attributable to the variable portion of this group policy and others of its class.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into sub-accounts. Those available to this group policy are listed on the specifications page attached to this group policy. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-account which we may add in the future, as elected by the owner of each certificate issued under this group policy. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the policies of this class, we may substitute another fund. Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of New York. If required, that approval process will be on file with the regulatory authorities of the State of New York.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which this group policy belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this group policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

When permitted by law, we reserve the right to:

         (1) restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and
         (2) combine the separate account with one or more other separate accounts; and
         (3) de-register the separate account under the Investment Company Act of 1940.

HOW ARE NET PREMIUMS ALLOCATED?

Net premiums are allocated to the guaranteed account and/or to the sub-accounts of the separate account. Except as provided for under the Free Look provision, the initial allocation elected is indicated in the application for a certificate of insurance issued hereunder. Allocations may be changed for future premiums. The owner may do this by giving us a written request or through any other method made available by us under this group policy. A change will not take effect until it is recorded by us in our home office.


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Allocations must be expressed in whole percentages. The allocation to the guaranteed account or to any sub-account of the separate account must be at least [ten] percent of the net premium. We reserve the right to restrict the allocation of premium to the guaranteed account. If we do so, no more than [fifty] percent of the net premium may be allocated to the guaranteed account. In the event of a material change in the investment policy of the separate account, all net premiums may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for the free look period of 10 days after the certificate holder receives his or her certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during the free look period of the certificate. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THE CERTIFICATE?

Yes. Transfers from a sub-account of the separate account or from the guaranteed account may be made in writing, by telephone, or through any other method made available by us under this group policy. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. Only one transfer may be made each certificate month for each certificate issued hereunder. The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least [$250]. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than [$250], the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than [$250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to [twenty] percent (or [$250] if greater) of the guaranteed account value. Transfers to or from the guaranteed account may be limited to [one] such transfer per certificate year.

We may modify the transfer privilege in the future by changing the minimum amount transferable (not to be less than $100 nor more than $500), by imposing a transfer charge (not to exceed $10), by prohibiting transfers out of the guaranteed account, or in such other manner as we may determine at our discretion.

HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units credited to a sub-account under an owner's certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on certificate termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges under this group policy which are assessed against separate account assets. The gross investment rate is equal to:

         (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
         (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

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

         (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

We reserve the right to deduct a charge against the separate account assets, or make other provisions for, any additional tax liability we may incur with respect to the separate account or the policies, to the extent that those liabilities exceed the amounts recovered through the deduction from premiums for premium taxes and federal taxes.

EXCHANGE PRIVILEGE

CAN THE OWNER TRANSFER ALL SUB-ACCOUNT VALUES UNDER THIS GROUP POLICY TO THE GUARANTEED ACCOUNT WITHIN THE FIRST 18 MONTHS?

Yes. Within the first 18 policy months of the effective date of coverage under this group policy, an owner may transfer all sub-account values under his or her certificate to the guaranteed account, without transfer or other restrictions, provided this group policy is in force and the required premiums are fully paid.

CAN THE OWNER EXCHANGE ALL SUB-ACCOUNT VALUES UNDER THIS GROUP POLICY TO THE GUARANTEED ACCOUNT IF THERE IS A MATERIAL CHANGE TO THE INVESTMENT POLICY OF THE SEPARATE ACCOUNT?

Yes. If there is a material change to the investment policy of the separate account, an owner may transfer all sub-account values under his or her certificate to the guaranteed account without transfer or other restrictions provided this group policy is in force and the required premiums are fully paid.


PAID-UP INSURANCE OPTION

Once per certificate year, an owner can apply his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this group policy. If the owner applies his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this group policy, we will terminate the owner's insurance provided under his or her original certificate and issue a new certificate specifications page showing the guaranteed fixed paid-up insurance. Insurance on any dependents insured by rider will terminate and such insurance can be converted to a policy of individual life insurance according to the conversion provisions of the rider.

The death benefit provided by the guaranteed fixed paid-up coverage will be determined as follows:

         (1) We will calculate the net cash value of the certificate on the date of the change. This will be the initial cash value of the guaranteed fixed paid-up coverage.
         (2) The amount of the paid-up death benefit will be determined by multiplying the net cash value by a paid-up insurance factor. The minimum paid-up insurance factors are shown in Table C.
         (3) The minimum cash value of the paid-up death benefit is determined by dividing the paid-up death benefit by the factor in Table C for the insured's attained age.

The net amount at risk provided by the guaranteed fixed paid-up coverage may not exceed the net amount at risk immediately prior to the exercise of this paid-up option. We reserve the right to return any excess net cash value and/or reduce the death benefit in order to achieve this.

Paid-up insurance terminates at age 95.

In no event will we be liable under the original and the guaranteed fixed paid-up coverages.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

ACCOUNT VALUES

WILL THE OWNER HAVE ACCESS TO THE NET CASH VALUE?

Yes. The owner has access to the certificate's net cash value. The net cash value is the account value of the certificate issued under this group policy, less the loan principal and accrued loan interest charges and any charges overdue, plus accrued loan interest credits. The net cash value is the amount the owner may apply to purchase guaranteed fixed paid-up insurance under this group policy.

HOW IS THE ACCOUNT VALUE DETERMINED?

The account value is determined separately for each certificate. It is the sum of the values under the separate account, the guaranteed account and the loan principal of a certificate.

The separate account value is the sum of units of each sub-account, credited to the certificate, multiplied by the unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner's certificate will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

IS THE SEPARATE ACCOUNT VALUE GUARANTEED?

No.  The separate account value of each certificate is not guaranteed.
The assets of the separate account will be valued as often as any certificate values vary, but at least monthly.

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

IS THE GUARANTEED ACCOUNT VALUE GUARANTEED?

Yes. The guaranteed account value of each certificate is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

IS INTEREST CREDITED ON THE GUARANTEED ACCOUNT VALUE?

Yes. Interest is credited on the guaranteed account value of each certificate under this group policy. Interest is credited daily at a rate of not less than [three] percent per year, compounded annually. We guarantee this minimum rate for the life of this group policy.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

SURRENDERS AND WITHDRAWALS

MAY A CERTIFICATE BE SURRENDERED?

Yes. The owner of a certificate may request the surrender of a certificate at any time while the insured under that certificate is living.

WHAT IS THE SURRENDER VALUE OF THE CERTIFICATE?

The surrender value of a certificate is the net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

The cash surrender values and nonforfeiture benefits available under this group policy are not less than the minimum values and benefits required by any statute of the state in which this group policy is delivered. Any certificate delivered or deemed to be delivered in New York must comply with New York requirements.

The cash surrender value of a certificate will be furnished to the owner within twenty business days from the date of written request.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

IS A WITHDRAWAL PERMITTED?

Yes. The owner may make a withdrawal of the net cash value of a certificate. The amount of a withdrawal must be [$500] or more and it cannot exceed 100% of the net cash value of the certificate. A withdrawal will cause a decrease in the face amount equal to the amount withdrawn under those certificates issued with a level death benefit, Option A. A withdrawal has no effect on the face amount of an Option B death benefit. However, since the account value is reduced by the amount of the withdrawal, the death benefit under Option B will be reduced by this same amount at the time of the withdrawal. We reserve the right to change the minimum amount for withdrawals or limit the number of times the owner may make a withdrawal.

MAY THE OWNER DIRECT US AS TO HOW WITHDRAWALS WILL BE TAKEN FROM THE NET CASH VALUE?

Yes. The owner may tell us the sub-accounts from which a withdrawal is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not direct us as to how withdrawals will be taken, they will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. We reserve the right to restrict or prohibit withdrawals from the guaranteed account.

REPORTS

WILL THE OWNER RECEIVE AN ANNUAL STATEMENT OF ACCOUNT?

Yes. Each owner will receive an annual statement of account that shows the following:

         (1)      The total of all premiums paid and their allocation; and
         (2)      The policy charges; and
         (3)      The amount of any withdrawals; and
         (4)      The net cash value; and
         (5)      The amount of any loans outstanding against the account value;
                  and
         (6)      The current death benefit; and
         (7)      The beginning and ending account values; and
         (8)      The investment gain or loss; and
         (9) Any other information required by the State of New York Superintendent of Insurance.

LOANS

CAN THE OWNER BORROW AGAINST THE NET CASH VALUE?

Yes. The owner may borrow an amount of at least [$100] and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. Requests may be made in writing, by telephone, or through any other method made available by us under this group policy. The certificate will be the only security required for a loan. We will charge interest on the loan principal in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone payment of a loan for up to six months.

If we have not mailed or delivered the loan amount requested by the owner, up to a maximum of the loan value of his or her certificate, within 10 days of receipt of the loan request in our home office, we will pay interest on the loan amount. Interest will be at an annual rate determined by us, but never less than [3%]. Interest is calculated starting on the date the loan request is received in our home office and will be due starting on the tenth


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

day following receipt of the loan request in our home office unless the amount of interest is less than $25.00, in which case, no interest is payable.

WHAT IS THE MAXIMUM LOAN AMOUNT AVAILABLE FOR A LOAN ON ANY CERTIFICATE?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is the loan principal plus accrued loan interest charges. The maximum loan amount will be determined as of the date we receive the request for a loan at our home office.

WHAT IS THE EFFECT OF A LOAN?

When a loan is taken on a certificate, we will reduce the net cash value of the certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan principal where it will accrue loan interest credits, and will be held in our general account.

HOW DOES A LOAN REDUCE NET CASH VALUE ON A CERTIFICATE?

Unless the owner directs us otherwise, the loan will be taken from a certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be canceled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of any certificate may decrease from day to day. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or increase in the difference between the accrued loan interest charges and the accrued loan interest credits. If a certificate has a loan principal and no net cash value, the certificate will lapse.

WHAT IS THE INTEREST RATE CHARGED ON THE LOAN PRINCIPAL?

The interest rate charged on the loan principal will be [eight] percent per year.

The accrued loan interest charges on the loan principal will reduce the net cash value. Loan interest charges are due at the end of the certificate month. If the accrued loan interest charges are not paid at the end of the certificate month, this interest will be deducted from the account value and added to the loan principal and charged the same rate of interest as the loan principal in effect.

WHAT IS THE INTEREST RATE CREDITED TO A CERTIFICATE AS A RESULT OF A LOAN?

Interest credits which accrue on the loan principal shall be at a rate which is not less than [six] percent per year.

WHEN ARE LOAN INTEREST CREDITS AND LOAN INTEREST CHARGES ALLOCATED TO A CERTIFICATE?

Loan interest charges and loan interest credits are allocated monthly, at loan repayment, at certificate surrender and at death. Loan interest charges and loan interest credits are allocated to a certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

WHEN AND IN WHAT AMOUNT SHOULD LOAN REPAYMENTS BE MADE?

The loan principal and the accrued loan interest charges may be repaid in full or in part at any time before the insured's death so long as the insurance coverage under the certificate is in force. The loan may also be repaid within 60 days after the date of the insured's death, if we have not paid any of the death benefits under that certificate. Any loan repayment must be at least [$100] unless the balance due is less than [$100].

HOW DO LOAN REPAYMENTS AFFECT THE LOAN PRINCIPAL AND THE GUARANTEED ACCOUNT
VALUE?

Loan repayments are allocated to the guaranteed account value and increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to reduce the amount of accrued loan interest charges. Any remaining portion of the repayment will then be used to reduce the loan principal.

WHAT HAPPENS IF A LOAN ON A CERTIFICATE IS NOT REPAID?

If a certificate has a loan principal, the certificate will remain in force so long as it has sufficient net cash value. If it does not have sufficient net cash value, it will lapse.

In this event, to keep a certificate in force, the owner will have to make a loan repayment. We will give the owner notice of our intent to terminate a certificate and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the warning notice of lapse.

Any loan outstanding at the time of the insured's death will reduce the death benefit and cash value.

TERMINATION

CAN GROUP INSURANCE COVERAGE BE CONTINUED ONCE THE INSURED'S ELIGIBILITY ENDS?

Yes. If the insured employee's eligibility under this group policy ends, the current group coverage may continue [unless this group policy has terminated or been amended to terminate the insured employee's insurance and there is a successor plan for the terminated insurance. Successor plan shall mean another insurer's insurance policy(ies) with a cash accumulation feature or an annuity contract(s) that replaces the insurance provided under this group policy.]

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

Insurance for an owner who meets these requirements will be automatically continued. We will bill the owner and all future premium payments will be paid directly to us.

The face amount of insurance will not change unless the insured employee requests a change. We reserve the right to alter the administration charge not to exceed [$4.00] per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

WHEN DOES A CERTIFICATE OF INSURANCE UNDER THIS GROUP POLICY TERMINATE?

The insurance on the life of an insured will terminate on the earliest of:

         (1) 61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deduction and no premium is paid during the grace period; or
         (2) the date this group policy terminates, unless continuation is in effect or available; or
         (3) the date an owner surrenders the certificate or requests that we terminate the insurance; or
         (4)      the 95th birthday of the insured; or
         (5) this group policy is amended to terminate insurance for the insured unless continuation is in effect or available.

WHEN DOES AN INSURED'S CERTIFICATE UNDER THIS GROUP POLICY MATURE?

An insured's certificate under this group policy matures in an amount equal to the certificate's net cash value upon the insured's 95th birthday.

WILL THE OWNER OF A CERTIFICATE RECEIVE NOTICE PRIOR TO THE TERMINATION OF INSURANCE?

If the owner's insurance will be terminated because the net cash value is less than that required to pay the monthly deduction, we will give the owner at least 61 days prior written notice of lapse before terminating the insurance.

CAN INSURANCE ON THE LIFE ON AN INSURED BE REINSTATED AFTER TERMINATION?

Insurance terminated due to the insufficiency of the net cash value to pay the monthly deduction may be reinstated. Reinstatement must occur while the insured is living, this group policy remains in force and at any time within three years from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on that certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any loans and loan interest charges are not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured's insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

WHEN DOES THIS GROUP POLICY TERMINATE?

You may terminate this group policy by giving us 31 days prior written notice. We reserve the right to terminate this group policy on the earliest of the following to occur:

         (1) [the aggregate face amount for all certificates under this group policy decreases by 10% in any 12 month period or below $1,000,000; or
         (2) the number of certificates under this group policy decreases by 10% in any 12 month period or below 25; or
         (3) 61 days after we provide notice of our intent to terminate this group policy.]

No individual may become insured under this group policy after the effective date of such a notice of termination.

WHAT HAPPENS TO ACCOUNT VALUES AT GROUP POLICY TERMINATION?

Account values attributable to the separate account will be valued as of the close of business on the distribution date or dates mutually agreed upon by you and us. For account values attributable to the guaranteed account, we reserve the right to delay the distribution for up to six months. This delayed distribution does not in any way continue or extend any insurance that has otherwise terminated due to termination of this group policy.

CONVERSION RIGHT

WHAT IS THE CONVERSION PRIVILEGE?

If an insured's eligibility ends or the group policy terminates, the insured/owner may convert the insurance under this group policy to a new individual life insurance policy with Northstar Life. The insured/owner cannot convert to an individual policy and continue his or her group insurance under this policy.

[Also, if any portion of an insured's insurance is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under this group policy prior to the first reduction at age sixty, the insured/owner can convert the amount of the reduction to a new individual life insurance policy.]

[If an insured has received accelerated payment of the full amount of his or her death benefit, any child dependent insured under such insured's certificate will be allowed to convert any such insurance to a policy of individual life insurance with Northstar Life.]

The insured/owner may convert the insurance under this group policy to any type of individual policy of life insurance then customarily issued by us. The individual policy will not include any additional benefits, including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.


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

CAN THE INSURED/OWNER CONTINUE THE GROUP LIFE INSURANCE PROVIDED BY HIS OR HER CERTIFICATE PRIOR TO CONVERSION?

Yes. If an insured/owner is eligible to convert the insurance under this group policy, the insured/owner may elect to continue such insurance under the group policy prior to converting to an individual policy by paying premiums directly to us. The insured/owner may continue such group life insurance for a period of up to one year at which time he or she may convert such insurance to an individual policy of permanent insurance with Northstar Life. Such conversion shall be subject to the rest of this conversion privilege section. [Except for insurance that is eligible for conversion as a result of a reduction due to the age of the insured,] insurance may be continued beyond one year according to the terms of the section entitled "Can group insurance coverage be continued once the insured's eligibility ends?" The cost of insurance and administration fee for this continued coverage may be higher.

WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

The insured/owner will be notified of his or her right to continue or convert the group life insurance provided by his or her certificate. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, the insured/owner will have 31 days from the date the insurance terminates to elect continuation or conversion. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the insured/owner at the insured's/owner's last known address.

The continuation or conversion privilege is not available if the insured's/owner's coverage under this group policy terminates due to the insured's/owner's failure to make, when due, required premium contributions.

HOW DOES AN INSURED/OWNER CONVERT THE GROUP LIFE INSURANCE PROVIDED BY HIS OR HER CERTIFICATE?

An insured/owner converts the group life insurance provided by his or her certificate by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, the insured's age, and the class of risk to which the insured belongs on the date of the conversion.


WHAT HAPPENS IF THE INSURED DIES DURING THE PERIOD ALLOWED FOR CONVERSION?

If the insured dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance the insured/owner would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to the insured's beneficiary named under this group policy. In no event will we be liable under both this group policy and the individual policy.

ADDITIONAL INFORMATION

WILL THIS GROUP POLICY RECEIVE EXPERIENCE CREDITS?

Each year we will determine if this group policy will receive an experience credit. Experience credits, if received, will be added to the account value of a certificate issued under this group policy or, if elected by the owner may be paid in cash. An experience credit applied to the account value will be allocated to the guaranteed account value or the sub-accounts of the separate account in accordance with the owner's current instructions for the allocation of net premiums. In the absence of such instructions, experience credits will be allocated to the guaranteed account and the separate account in the same proportion as those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

MAY AN OWNER ASSIGN ANY INTEREST UNDER THE CERTIFICATE ISSUED UNDER THIS GROUP POLICY?

[Yes. The assignment must be in writing and filed at our home office. We assume no responsibility for the validity or effect of any assignment. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.]

WHAT IF AN INSURED'S AGE IS MISSTATED?

If the age of the insured has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

         (1)      the monthly cost of insurance charges that were paid; and
         (2) the monthly cost of insurance charges that should have been paid based on the insured's correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

WHEN DOES AN INSURED'S INSURANCE BECOME INCONTESTABLE?

After the insurance has been in force during the insured's lifetime for a two year period from the certificate date, we


96-19974                                                       Northstar Life 13
cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the cost of insurance on the insured's life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

[IS THERE A SUICIDE EXCLUSION?]

[If an insured dies by suicide within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for that insured. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if the insured dies by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase. The suicide exclusion period does not begin again upon reinstatement of an insured's insurance if his or her insurance has been reinstated.]

WILL THE PROVISIONS OF THIS GROUP POLICY CONFORM WITH STATE LAW?

Yes. If any provision in this group policy, or in the certificates issued under this group policy, is in conflict with the laws of the state governing this group policy or the certificates, the provision will be deemed to be amended to conform to such laws.

WHO HAS OWNERSHIP OF THIS GROUP POLICY?

The policyholder shown on the application attached to this group policy owns the group policy. The rights and benefits under the certificates are that of the owners of the certificates and of the insureds and beneficiaries as set forth in this group policy and in the certificates. In the event of a conflict between this group policy and a certificate of insurance issued hereunder, the terms of the certificate of insurance will govern.

ARE INSURANCE AND RELATED RECORDS OF THE POLICYHOLDER'S GROUP POLICY OPEN FOR INSPECTION?

Yes. Your records shall be open to inspection by us, at all reasonable times, for any purposes relating to the provisions of this group policy.

WILL THE INSURED RECEIVE A CERTIFICATE OF PARTICIPATION?

Yes. Within 30 days of the effective date of an owner's insurance, we will furnish the owner with a certificate of insurance.


DOES THE OWNER HAVE ANY ADDITIONAL VOTING RIGHTS?

Yes. If the owner has separate account units under this group policy, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this group policy.

COULD THE PAYMENT OF PROCEEDS BE POSTPONED?

Normally, we will pay any proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon values which do not depend on the investment performance of the separate account, however, we reserve the right to defer payments, including loans, for up to six months from the date of the owner's request. In that case, if we postpone a payment other than a loan payment for more than 31 days, we will pay the owner interest at the greater of [three] percent per year or the rate required by law for the period beyond that time that payment is postponed. For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

COULD ANY PAYMENTS MADE UNDER THIS GROUP POLICY BE SUBJECT TO CLAIMS OF
CREDITORS?

To the extent permitted by law, neither this group policy, certificates issued under this group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

WHEN WILL THIS GROUP POLICY BE ISSUED?

This group policy will be issued upon receipt of a signed policy application signed by a duly authorized officer of the group policyholder and acceptance by a duly authorized officer of Northstar Life at our home office.

ARE GROUP POLICY CHANGES LIMITED?

We reserve the right to limit the number of changes to one per certificate year and to restrict such changes in the first certificate year. For this purpose, changes include increases or decreases in the face amount of insurance.



96-19974                                                       Northstar Life 14

                                     TABLE A

                        NORTHSTAR LIFE INSURANCE COMPANY

                              MAXIMUM MONTHLY RATE
                           ON A TOBACCO DISTINCT BASIS
                         PER $1,000 NET AMOUNT AT RISK*

                     MAXIMUM                              MAXIMUM                              MAXIMUM
ATTAINED             MONTHLY           ATTAINED           MONTHLY            ATTAINED          MONTHLY
  AGE**               RATE               AGE**             RATE                AGE**            RATE
  -----               ----               -----             ----                -----            ----
             NON-TOBACCO    TOBACCO              NON-TOBACCO   TOBACCO                  NON-TOBACCO  TOBACCO
             -----------    -------              -----------   -------                  -----------  -------
   0             0.203       0.203        35        0.139       0.212           70         2.736       4.035
   1             0.082       0.082        36        0.148       0.228           71         3.027       4.377
   2             0.078       0.078        37        0.158       0.248           72         3.346       4.768
   3             0.077       0.077        38        0.168       0.270           73         3.733       5.205
   4             0.074       0.074        39        0.180       0.295           74         4.160       5.688

   5             0.071       0.071        40        0.194       0.324           75         4.620       6.203
   6             0.068       0.068        41        0.208       0.357           76         5.107       6.730
   7             0.063       0.063        42        0.224       0.390           77         5.618       7.261
   8             0.062       0.062        43        0.242       0.427           78         6.158       7.800
   9             0.060       0.060        44        0.260       0.467           79         6.742       8.369

  10             0.061       0.061        45        0.280       0.508           80         7.391       8.990
  11             0.065       0.065        46        0.302       0.553           81         8.123       9.681
  12             0.073       0.073        47        0.326       0.599           82         8.954      10.456
  13             0.083       0.083        48        0.351       0.650           83         9.881      11.318
  14             0.094       0.094        49        0.379       0.705           84        10.886      12.233

  15             0.103       0.131        50        0.411       0.765           85        11.952      13.178
  16             0.112       0.144        51        0.448       0.833           86        13.065      14.140
  17             0.118       0.154        52        0.489       0.910           87        14.217      15.141
  18             0.122       0.162        53        0.536       0.997           88        15.408      16.191
  19             0.125       0.167        54        0.588       1.091           89        16.651      17.270

  20             0.127       0.170        55        0.646       1.191           90        17.958      18.430
  21             0.126       0.170        56        0.708       1.295           91        19.364      19.673
  22             0.124       0.168        57        0.773       1.403           92        20.928      21.093
  23             0.122       0.166        58        0.844       1.515           93        22.793      22.852
  24             0.120       0.163        59        0.923       1.635           94        25.257      25.257

  25             0.118       0.160        60        1.013       1.769
  26             0.115       0.158        61        1.114       1.922
  27             0.114       0.158        62        1.232       2.098
  28             0.115       0.158        63        1.367       2.296
  29             0.115       0.162        64        1.518       2.513

  30             0.117       0.166        65        1.682       2.742
  31             0.119       0.172        66        1.857       2.978
  32             0.123       0.179        67        2.043       3.219
  33             0.127       0.188        68        2.243       3.468
  34             0.133       0.199        69        2.466       3.737


* These are the guaranteed rates for standard lives. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco.
** This is the insured's attained age as of the last certificate anniversary.

96-19974                                                       Northstar Life 15

                                     TABLE A

                        NORTHSTAR LIFE INSURANCE COMPANY

                              MAXIMUM MONTHLY RATE
                             ON A UNI-TOBACCO BASIS
                         PER $1,000 NET AMOUNT AT RISK*

                            MAXIMUM                                MAXIMUM                           MAXIMUM
       ATTAINED             MONTHLY         ATTAINED               MONTHLY         ATTAINED          MONTHLY
        AGE**                RATE             AGE**                 RATE             AGE**            RATE
        -----                ----             -----                 ----             -----            ----
                          UNI-TOBACCO                            UNI-TOBACCO                       UNI-TOBACCO
                          -----------                            -----------                       -----------
          0                 0.203               35                  0.171              70             3.022
          1                 0.082               36                  0.183              71             3.314
          2                 0.078               37                  0.196              72             3.653
          3                 0.077               38                  0.212              73             4.040
          4                 0.074               39                  0.230              74             4.468

          5                 0.071               40                  0.250              75             4.928
          6                 0.068               41                  0.272              76             5.412
          7                 0.063               42                  0.294              77             5.914
          8                 0.062               43                  0.318              78             6.440
          9                 0.060               44                  0.344              79             7.008

         10                 0.061               45                  0.373              80             7.638
         11                 0.065               46                  0.402              81             8.350
         12                 0.073               47                  0.433              82             9.159
         13                 0.083               48                  0.466              83            10.061
         14                 0.094               49                  0.503              84            11.038

         15                 0.108               50                  0.544              85            12.073
         16                 0.119               51                  0.591              86            13.156
         17                 0.128               52                  0.643              87            14.278
         18                 0.134               53                  0.703              88            15.446
         19                 0.139               54                  0.768              89            16.668

         20                 0.142               55                  0.837              90            17.963
         21                 0.142               56                  0.909              91            19.364
         22                 0.141               57                  0.984              92            20.928
         23                 0.139               58                  1.064              93            22.793
         24                 0.137               59                  1.153              94            25.257

         25                 0.134               60                  1.250
         26                 0.133               61                  1.360
         27                 0.133               62                  1.488
         28                 0.133               63                  1.634
         29                 0.135               64                  1.793

         30                 0.138               65                  1.967
         31                 0.142               66                  2.149
         32                 0.147               67                  2.340
         33                 0.154               68                  2.543
         34                 0.162               69                  2.768

* These are the guaranteed rates for standard lives. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco.
** This is the insured's attained age as of the last certificate anniversary.


96-19974                                                       Northstar Life 16

                                     TABLE B

                        NORTHSTAR LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
            CASH VALUE ACCUMULATION TEST ON A TOBACCO-DISTINCT BASIS




   ATTAINED               MINIMUM           ATTAINED            MINIMUM             ATTAINED          MINIMUM
      AGE              DEATH BENEFIT           AGE           DEATH BENEFIT             AGE         DEATH BENEFIT
      ---              -------------           ---           -------------             ---         -------------

                NON-TOBACCO       TOBACCO             NON-TOBACCO       TOBACCO                NON-TOBACCO   TOBACCO
                -----------       -------             -----------       -------                -----------   -------
       10            964%           799%        40         366%            308%         70         153%         144%
       11            932%           773%        41         354%            298%         71         150%         142%
       12            902%           747%        42         343%            289%         72         147%         139%
       13            873%           722%        43         332%            280%         73         143%         137%
       14            846%           698%        44         321%            272%         74         141%         135%

       15            820%           676%        45         311%            264%         75         138%         133%
       16            796%           656%        46         301%            256%         76         136%         131%
       17            772%           637%        47         292%            249%         77         133%         129%
       18            749%           618%        48         282%            242%         78         131%         128%
       19            727%           600%        49         274%            235%         79         129%         126%

       20            706%           583%        50         265%            229%         80         127%         124%
       21            685%           566%        51         257%            223%         81         125%         123%
       22            664%           549%        52         249%            217%         82         123%         121%
       23            644%           533%        53         242%            211%         83         121%         120%
       24            624%           517%        54         234%            205%         84         120%         119%

       25            605%           501%        55         227%            200%         85         118%         117%
       26            585%           485%        56         221%            195%         86         117%         116%
       27            567%           470%        57         215%            190%         87         115%         115%
       28            548%           455%        58         208%            186%         88         114%         114%
       29            530%           440%        59         203%            182%         89         113%         112%

       30            513%           426%        60         197%            177%         90         111%         111%
       31            496%           412%        61         192%            173%         91         110%         110%
       32            480%           399%        62         186%            169%         92         108%         108%
       33            464%           386%        63         182%            166%         93         106%         106%
       34            448%           374%        64         177%            162%         94         103%         103%

       35            433%           362%        65         172%            159%
       36            419%           350%        66         168%            156%
       37            405%           339%        67         164%            153%
       38            392%           328%        68         160%            150%
       39            379%           318%        69         157%            147%


96-19974                                                       Northstar Life 17

                                     TABLE B

                        NORTHSTAR LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
               CASH VALUE ACCUMULATION TEST ON A UNI-TOBACCO BASIS



      ATTAINED            MINIMUM            ATTAINED             MINIMUM           ATTAINED           MINIMUM
        AGE            DEATH BENEFIT           AGE             DEATH BENEFIT           AGE          DEATH BENEFIT
        ---            -------------           ---             -------------           ---          -------------

                        UNI-TOBACCO                             UNI-TOBACCO                          UNI-TOBACCO
                        -----------                             -----------                          -----------
         10                 898%                40                  344%                70                151%
         11                 868%                41                  333%                71                148%
         12                 840%                42                  323%                72                145%
         13                 813%                43                  313%                73                142%
         14                 787%                44                  303%                74                140%

         15                 762%                45                  294%                75                137%
         16                 739%                46                  285%                76                135%
         17                 717%                47                  276%                77                133%
         18                 696%                48                  268%                78                130%
         19                 676%                49                  260%                79                128%

         20                 656%                50                  253%                80                126%
         21                 637%                51                  245%                81                125%
         22                 618%                52                  238%                82                123%
         23                 599%                53                  231%                83                121%
         24                 581%                54                  225%                84                120%

         25                 563%                55                  219%                85                118%
         26                 545%                56                  213%                86                117%
         27                 528%                57                  207%                87                115%
         28                 511%                58                  202%                88                114%
         29                 494%                59                  196%                89                113%

         30                 478%                60                  191%                90                111%
         31                 463%                61                  186%                91                110%
         32                 448%                62                  182%                92                108%
         33                 433%                63                  177%                93                106%
         34                 419%                64                  173%                94                103%

         35                 405%                65                  169%
         36                 392%                66                  165%
         37                 379%                67                  161%
         38                 367%                68                  158%
         39                 355%                69                  154%

96-19974                                                       Northstar Life 18

                                     TABLE C

                        NORTHSTAR LIFE INSURANCE COMPANY

          GUARANTEED FIXED PAID-UP FACTORS ON A TOBACCO-DISTINCT BASIS


   ATTAINED             MINIMUM              ATTAINED           MINIMUM             ATTAINED          MINIMUM
      AGE            DEATH BENEFIT             AGE           DEATH BENEFIT             AGE         DEATH BENEFIT
      ---            -------------             ---           -------------             ---         -------------

              NON-TOBACCO        TOBACCO              NON-TOBACCO        TOBACCO              NON-TOBACCO    TOBACCO
              -----------        -------              -----------        -------              -----------    -------
        0         12.90095       10.87124       35      4.37152           3.62968       70      1.55583      1.46025
        1         12.76865       10.70610       36      4.22663           3.51297       71      1.52317      1.43564
        2         12.41790       10.39115       37      4.08685           3.40070       72      1.49235      1.41236
        3         12.06720       10.07864       38      3.95217           3.29281       73      1.46332      1.39052
        4         11.71999        9.77093       39      3.82242           3.18927       74      1.43634      1.37024

        5         11.37555        9.46750       40      3.69740           3.08996       75      1.41139      1.35156
        6         11.03336        9.16798       41      3.57713           2.99486       76      1.38841      1.33450
        7         10.69412        8.87284       42      3.46130           2.90385       77      1.36728      1.31894
        8         10.35755        8.58184       43      3.34981           2.81663       78      1.34789      1.30475
        9         10.02718        8.29734       44      3.24252           2.73308       79      1.33020      1.29185

       10          9.70328        8.01945       45      3.13922           2.65307       80      1.31426      1.28031
       11          9.38848        7.74987       46      3.03978           2.57636       81      1.30026      1.27032
       12          9.08559        7.49039       47      2.94406           2.50276       82      1.28853      1.26223
       13          8.79673        7.24231       48      2.85195           2.43212       83      1.27958      1.25655
       14          8.52281        7.00613       49      2.76325           2.36432       84      1.27403      1.25398

       15          8.26379        6.78170       50      2.67790           2.29925       85      1.27272      1.25537
       16          8.01608        6.57932       51      2.59581           2.23682       86      1.27681      1.26186
       17          7.77939        6.38662       52      2.51698           2.17704       87      1.28807      1.27520
       18          7.55086        6.20147       53      2.44134           2.11987       88      1.30940      1.29838
       19          7.32907        6.02244       54      2.36881           2.06530       89      1.34576      1.33650

       20          7.11330        5.84830       55      2.29933           2.01325       90      1.40626      1.39868
       21          6.90251        5.67833       56      2.23278           1.96355       91      1.50934      1.50353
       22          6.69544        5.51140       57      2.16900           1.91602       92      1.69807      1.69406
       23          6.49184        5.34709       58      2.10782           1.87047       93      2.10158      2.09941
       24          6.29151        5.18531       59      2.04913           1.82675       94      3.36457      3.36459

       25          6.09497        5.02620       60      1.99286           1.78475       95      0.00000      0.00000
       26          5.90203        4.86969       61      1.93897           1.74450
       27          5.71283        4.71629       62      1.88745           1.70602
       28          5.52800        4.56624       63      1.83832           1.66941
       29          5.34806        4.41987       64      1.79159           1.63471

       30          5.17271        4.27760       65      1.74722           1.60188
       31          5.00232        4.13945       66      1.70507           1.57078
       32          4.83697        4.00553       67      1.66499           1.54122
       33          4.67671        3.87593       68      1.62682           1.51303
       34          4.52152        3.75065       69      1.59045           1.48606

These factors are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco and an interest rate of 4%.


96-19974                                                       Northstar Life 19

                                     TABLE C

                        NORTHSTAR LIFE INSURANCE COMPANY

             GUARANTEED FIXED PAID-UP FACTORS ON A UNI-TOBACCO BASIS


   ATTAINED             MINIMUM            ATTAINED            MINIMUM            ATTAINED           MINIMUM
      AGE           DEATH BENEFIT             AGE          DEATH BENEFIT             AGE         DEATH BENEFIT
      ---           -------------             ---          -------------             ---         -------------

                      UNI-TOBACCO                            UNI-TOBACCO                           UNI-TOBACCO
                      -----------                            -----------                           -----------
          0             12.10052                35               4.08118                70             1.53550
          1             11.95281                36               3.94856                71             1.50508
          2             11.61524                37               3.82078                72             1.47629
          3             11.27877                38               3.69775                73             1.44926
          4             10.94638                39               3.57947                74             1.42408

          5             10.61743                40               3.46588                75             1.40077
          6             10.29147                41               3.35680                76             1.37929
          7              9.96912                42               3.25207                77             1.35953
          8              9.65011                43               3.15143                78             1.34138
          9              9.33748                44               3.05471                79             1.32479

         10              9.03142                45               2.96173                80             1.30981
         11              8.73419                46               2.87238                81             1.29665
         12              8.44815                47               2.78642                82             1.28566
         13              8.17508                48               2.70369                83             1.27734
         14              7.91569                49               2.62406                84             1.27235

         15              7.66992                50               2.54749                85             1.27150
         16              7.43758                51               2.47387                86             1.27596
         17              7.21656                52               2.40319                87             1.28754
         18              7.00422                53               2.33541                88             1.30910
         19              6.79917                54               2.27049                89             1.34563

         20              6.60024                55               2.20835                90             1.40623
         21              6.40608                56               2.14881                91             1.50933
         22              6.21560                57               2.09171                92             1.69808
         23              6.02854                58               2.03685                93             2.10157
         24              5.84470                59               1.98411                94             3.36457

         25              5.66392                60               1.93344                95             0.00000
         26              5.48637                61               1.88479
         27              5.31242                62               1.83817
         28              5.14257                63               1.79365
         29              4.97702                64               1.75125

         30              4.81593                65               1.71089
         31              4.65954                66               1.67248
         32              4.50773                67               1.63588
         33              4.36065                68               1.60090
         34              4.21855                69               1.56745


These factors are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco and an interest rate of 4%.

96-19974                                                       Northstar Life 20

                                     TABLE D

                        NORTHSTAR LIFE INSURANCE COMPANY

             MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE
               FOR THE GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST

  ATTAINED         APPLICABLE                ATTAINED         APPLICABLE            ATTAINED          APPLICABLE
    AGE            PERCENTAGE                  AGE            PERCENTAGE               AGE            PERCENTAGE
    ---            ----------                  ---            ----------               ---            ----------
      0                250%                     32                250%                  64                122%
      1                250%                     33                250%                  65                120%
      2                250%                     34                250%                  66                119%
      3                250%                     35                250%                  67                118%
      4                250%                     36                250%                  68                117%
      5                250%                     37                250%                  69                116%
      6                250%                     38                250%                  70                115%
      7                250%                     39                250%                  71                113%
      8                250%                     40                250%                  72                111%
      9                250%                     41                243%                  73                109%
     10                250%                     42                236%                  74                107%
     11                250%                     43                229%                  75                105%
     12                250%                     44                222%                  76                105%
     13                250%                     45                215%                  77                105%
     14                250%                     46                209%                  78                105%
     15                250%                     47                203%                  79                105%
     16                250%                     48                197%                  80                105%
     17                250%                     49                191%                  81                105%
     18                250%                     50                185%                  82                105%
     19                250%                     51                178%                  83                105%
     20                250%                     52                171%                  84                105%
     21                250%                     53                164%                  85                105%
     22                250%                     54                157%                  86                105%
     23                250%                     55                150%                  87                105%
     24                250%                     56                146%                  88                105%
     25                250%                     57                142%                  89                105%
     26                250%                     58                138%                  90                105%
     27                250%                     59                134%                  91                104%
     28                250%                     60                130%                  92                103%
     29                250%                     61                128%                  93                102%
     30                250%                     62                126%                  94                101%
     31                250%                     63                124%


96-19974                                                       Northstar Life 21

                INTEREST PAYMENT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of a certificate and us. Withdrawal of proceeds may be made in amounts of at least [$500]. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

Principal Held At Interest (Withdrawable): Principal will be held by the Company at interest for [2 years, 5 years or for your lifetime,] with interest payable monthly, quarterly, semi-annually or annually. Or the interest could be added to the principal sum and bear interest at the same rate. Interest would be considered "withdrawable". Withdrawable would mean that any accruing interest would be reportable for tax purposes. You would, also, have the option of withdrawing the funds at any time without any interest penalty.




96-19974                                                       Northstar Life 22

              FIXED PERIOD ANNUITY SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable in monthly installments for a specified number of years, from one to twenty years.

             Principal & Interest Paid In Monthly Payments (Specific Number of Years): Principal and interest would be held by the Company to be paid in monthly installments for a specific number of years. The following is based on the guaranteed rate. (Benefits may be higher based on the rates currently offered by the company.) The monthly payment for each $1,000 of insurance would be:

                    Years Payable                  Monthly Payment per $1,000
                           1                                  $85.15
                           2                                   43.42
                           3                                   29.52
                           4                                   22.58
                           5                                   18.42
                          10                                   10.12
                          15                                    7.40
                          20                                    6.06





96-19974                                                       Northstar Life 23

                         LIFE ANNUITY SETTLEMENT OPTIONS
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.

      Annuity: Principal would be used to purchase an annuity. Monthly installments would be payable to you for as long as you live. You may choose varying periods certain. In which case, if you should die prior to the period certain, the commuted value of the remaining payments certain would be payable to your beneficiary. Monthly payments are dependent upon your date of birth.

      Example:

      If the insured elects an annuity as his/her settlement option, the monthly benefit would be calculated in the following manner:

      The principal amount is multiplied by the factor found on the attached table and divided by 1,000.

      For example, assume an annuitant, age 55 with $20,000 of principal who elects:

          (a)   a life only annuity
                         ($20,000 * 6.19)/l,000 = $123.80 monthly income

          (b)   ten year certain and life annuity
                          ($20,000 * 6.13)/l,000 = $122.60 monthly income

        The interest rates used to calculate the annuity factors are adjusted as market interest rates fluctuate. The table provided was calculated assuming an interest rate of 6.05%.


                                                 5 YEAR CERTAIN       10 YEAR CERTAIN         15 YEAR CERTAIN       20 YEAR CERTAIN
          AGE                 LIFE ONLY             AND LIFE              AND LIFE                AND LIFE              AND LIFE
          ---                 ---------             --------              --------                --------              --------
          40                     5.43                  5.43                  5.42                   5.40                  5.38
          41                     5.47                  5.46                  5.45                   5.43                  5.41
          42                     5.50                  5.50                  5.48                   5.46                  5.44
          43                     5.54                  5.53                  5.52                   5.50                  5.47
          44                     5.58                  5.57                  5.56                   5.53                  5.50
          45                     5.62                  5.61                  5.59                   5.57                  5.53
          46                     5.66                  5.65                  5.64                   5.60                  5.56
          47                     5.71                  5.70                  5.68                   5.64                  5.60
          48                     5.76                  5.75                  5.72                   5.69                  5.64
          49                     5.81                  5.80                  5.77                   5.73                  5.68
          50                     5.86                  5.85                  5.82                   5.78                  5.72
          51                     5.92                  5.91                  5.88                   5.83                  5.76
          52                     5.98                  5.97                  5.93                   5.88                  5.80
          53                     6.05                  6.03                  5.99                   5.93                  5.85
          54                     6.12                  6.10                  6.06                   5.99                  5.90


96-19974                                                       Northstar Life 24

                                                 5 YEAR CERTAIN       10 YEAR CERTAIN AND   15 YEAR CERTAIN AND  20 YEAR CERTAIN AND
          AGE                 LIFE ONLY             AND LIFE                AND LIFE              AND LIFE             AND LIFE
          ---                 ---------             --------                --------              --------             --------
          55                     6.19                  6.18                   6.13                  6.05                  5.95
          56                     6.27                  6.25                   6.20                  6.11                  6.00
          57                     6.36                  6.34                   6.27                  6.18                  6.05
          58                     6.45                  6.42                   6.35                  6.25                  6.11
          59                     6.54                  6.52                   6.44                  6.32                  6.16
          60                     6.65                  6.62                   6.53                  6.39                  6.22
          61                     6.76                  6.73                   6.63                  6.47                  6.28
          62                     6.88                  6.84                   6.73                  6.56                  6.33
          63                     7.01                  6.96                   6.84                  6.64                  6.39
          64                     7.15                  7.10                   6.95                  6.73                  6.45
          65                     7.30                  7.24                   7.07                  6.82                  6.51
          66                     7.46                  7.39                   7.20                  6.91                  6.56
          67                     7.63                  7.55                   7.33                  7.01                  6.62
          68                     7.81                  7.72                   7.47                  7.10                  6.67
          69                     8.01                  7.90                   7.62                  7.20                  6.72
          70                     8.22                  8.10                   7.77                  7.29                  6.77
          71                     8.46                  8.32                   7.93                  7.39                  6.81
          72                     8.71                  8.54                   8.09                  7.48                  6.85
          73                     8.98                  8.79                   8.26                  7.58                  6.89
          74                     9.28                  9.05                   8.44                  7.66                  6.92
          75                     9.60                  9.32                   8.62                  7.75                  6.94
          76                     9.95                  9.62                   8.80                  7.83                  6.97
          77                    10.32                  9.93                   8.98                  7.90                  6.99
          78                    10.73                 10.26                   9.16                  7.97                  7.01
          79                    11.17                 10.61                   9.34                  8.03                  7.02
          80                    11.65                 10.97                   9.51                  8.08                  7.03
          81                    12.17                 11.35                   9.67                  8.13                  7.04
          82                    12.73                 11.75                   9.83                  8.17                  7.05
          83                    13.33                 12.16                   9.98                  8.20                  7.05
          84                    13.98                 12.58                  10.11                  8.23                  7.06
          85                    14.68                 13.00                  10.24                  8.25                  7.06

96-19974                                                       Northstar Life 25

         PAYMENTS OF A SPECIFIED AMOUNT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Monthly payments of a specified amount until the proceeds and interest are fully paid.







96-19974                                                       Northstar Life 26

NORTHSTAR LIFE

University Corporate Centre at Amherst - Suite 424 - 100 Corporate Parkway
- Amherst, New York 14226

VARIABLE GROUP UNIVERSAL LIFE INSURANCE POLICY  -  NONPARTICIPATING